AMENDMENT  NO.  3  and  Waiver  (the
                                    "Amendment") dated as of January 31, 2000 to
                                    the Credit  Agreement  dated as of March 30,
                                    1998 (as the same has been, or may hereafter
                                    be,    amended,    amended   and   restated,
                                    supplemented or otherwise modified,  renewed
                                    or replaced  from time to time,  the "Credit
                                    Agreement"), among (i) MMH HOLDINGS, INC., a
                                    Delaware  corporation   ("Holdings"),   (ii)
                                    MORRIS MATERIAL  HANDLING,  INC., a Delaware
                                    corporation  (the  "Company"),  (iii) MORRIS
                                    MATERIAL  HANDLING,  LLC (formerly  known as
                                    Material Handling,  LLC), a Delaware limited
                                    liability  company,   (iv)  MORRIS  MATERIAL
                                    HANDLING  EQUIPMENT  LIMITED (formerly known
                                    as  Morris  Material   Handling,   Ltd.),  a
                                    company  organized under the laws of England
                                    and Wales,  (v) KAVERIT STEEL AND CRANE ULC,
                                    an  unlimited  liability  company  organized
                                    under  the  laws of Nova  Scotia,  (vi)  the
                                    Banks  referred  to  therein,  (vii) the New
                                    York branch of CREDIT AGRICOLE INDOSUEZ,  as
                                    syndication  agent  for  the  Banks,  (viii)
                                    BANKBOSTON, N.A., as documentation agent for
                                    the Banks and (ix) CANADIAN IMPERIAL BANK OF
                                    COMMERCE,   as   administrative   agent  and
                                    collateral agent for the Banks (in such capacities, the "Administrative Agent").


                             INTRODUCTORY STATEMENT


                  WHEREAS, all capitalized terms not otherwise defined in this Amendment are used herein as defined in the Credit Agreement;

                  WHEREAS, subject to the terms and conditions hereof, the Credit Parties, the Banks and the Administrative Agent desire to amend certain Sections of the Credit Agreement, and the Banks and the Administrative Agent desire to waive compliance by the Credit Parties with certain Sections of the Credit Agreement; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                  SECTION 1. Amendment to the Credit Agreement. Subject to the provisions of Section 5 hereof, the Credit Agreement is hereby amended effective as of the Effective Date (such term being used herein as defined in Section 5 hereof) as follows:

                                      - 3 -
                  (A) Section 8.05 of the Credit Agreement is hereby amended by deleting the last clause thereof and replacing the same with the following clause, "or any corporate action is taken by Holdings or any Credit Party or any of its Subsidiaries to authorize any of the foregoing; or"

                  (B) Section 11.04(b)(A) of the Credit Agreement is hereby amended by deleting the phrase "and the Company" appearing in the first sentence thereof.

     (C) The Credit Agreement is hereby amended by adding the following section immediately after Section 11.18 thereof:

                           11.19  Treatment of Non-Public  Information;  Voting.
                  Notwithstanding anything to the contrary contained in this Credit Agreement, any Bank which has requested that it not receive material, non-public information concerning the Borrowers or any of the other Credit Parties and which is therefore unable or unwilling to vote with respect to an issue arising under this Credit Agreement will agree to vote and will be deemed to have voted its Commitment under this Credit Agreement pro rata in accordance with the percentage of the Commitments voted in favor of, and the percentage of the Commitments voted against, any such issue under this Credit Agreement.

     SECTION 2. Waiver. Compliance with the below listed provisions of the Credit Agreement are hereby waived for the period commencing January 31, 2000 to and including 5:00 p.m. on March [29], 2000 (the "Waiver Termination Date"):

                           (i)      Section  4.02(c)  and the last  sentence  of
                                    Section  5.11(b)  solely in  respect  of any
                                    Material  Adverse  Effect  pertaining to the
                                    operations, business, financial condition or
                                    prospects of the Company and its  Subsidiary
                                    taken  as a whole as  reflected  in the Bank
                                    Group  Meeting  Presentation,  dated January
                                    14,  2000  and  the  covenant   calculations
                                    furnished to the Agent on January 27, 2000;

                           (ii)     the last sentence of Section 5.11(a);

                           (iii)    Section 6.01(a);

                           (iv)     Section 7.10; and

                           (v)      Section 7.13.

; provided, that prior to the Waiver Termination Date, the aggregate outstanding amount of Revolving Loans, Swingline Loans (including UK Swingline Letters of Credit) and Letters of Credit shall not exceed the lesser of (x) the Borrowing Base or (y) an amount equal to $12,000,000 plus the aggregate outstanding amount of Revolving Loans, Swingline Loans (including UK Swingline Letters of Credit) and Letters of Credit as of January 28, 2000.

                  As used herein, the term "Waiver Termination Date" shall mean 5:00 p.m. on March [29], 2000, or such later date as may be agreed upon in writing by the Administrative Agent and the requisite Banks. Upon the occurrence of any Event of Default, the Administrative Agent and the Banks shall have all rights and remedies available to them under the Credit Documents, at law or otherwise with respect to each Event of Default, which rights and remedies are hereby expressly reserved. Upon the occurrence of the Waiver Termination Date, the Borrowers shall be obligated to comply with the covenants set forth in Sections 6.01(a), 7.10 and 7.13 at the levels set forth in the Credit Agreement for such date and thereafter as provided in the Credit Agreement.

                  SECTION 3. Confirmation and Acknowledgment of the Obligations; Release. Each of the Borrowers and the other Credit Parties hereby confirms and acknowledges to the Agents and the Banks that it is validly and justly indebted to the Agents and the Banks for the payment of all Obligations without offset, defense, cause of action or counterclaim of any kind or nature whatsoever. Each of the Credit Parties, on its own behalf and on behalf of its successors and assigns, hereby waives, releases and discharges the Agents and each Bank and all of the affiliates of the Agents and each Bank, and all of the directors, officers, employees, attorneys and agents of the Agents, each Bank and such affiliates, from any and all claims, demands, actions or causes of action (known and unknown) arising out of or in any way relating to the Credit Documents and any documents, agreements, dealings or other matters connected with any of the Credit Documents, in each case to the extent arising (x) on or prior to the date hereof or (y) out of, or relating to, actions, dealings or matters occurring on or prior to the date hereof. The waivers, releases, and discharges in this
Section 3 shall be effective regardless of whether the conditions to this Amendment are satisfied and regardless of any other event that may occur or not occur after the date hereof.

                  SECTION 4. Agreement by the Borrowers. The Borrowers hereby agree to pay all out-of-pocket costs and expenses of each of the Agents and each of the Banks as contemplated by Section 11.01 of the Credit Agreement.

                  SECTION 5. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction in full of the following conditions precedent on or before January 31, 2000 (the first date on whic h all such conditions have been satisfied being herein referred to as the "Effective Date"):

                  (A) the Administrative Agent shall have received executed counterparts of this Amendment, which, when taken together, bear the signatures of Holdings, each of the Credit Parties and those Banks required by Section
11.12 of the Credit Agreement; and

                  (B) the Administrative Agent (for the benefit of each of the Banks which has executed and delivered counterparts of this Amendment by 5:00 pm eastern time on January 31, 2000 (each such Bank, an "Executing Bank") shall have received the following:

                    (i) an amendment fee in an amount equal to one-tenth of one percent (1/10%) of each Executing Bank's Commitment; and

                    (ii) the payment of all invoiced amounts owing to any of the
                         Agents and any Bank pursuant to Section 11.01 of the Credit Agreement after giving effect to Section 4 of this Amendment; and

                  (C) the Borrowers shall have complied with all requirements of
Section 6.20(d) and (e) of the Credit Agreement except as such compliance may be extended by the Agent; and

                  (D) the Borrowers shall have obtained all consents and waivers from any Governmental Authority or other Person necessary for the execution, delivery and performance of this Amendment and any other document or transaction contemplated by this Amendment; and

                  (E) no Event of Default (which has not been properly waived in writing) shall have occurred and then be continuing and no Default or Event of Default shall occur or be continuing upon the effectiveness of this Amendment and the Administrative Agent shall have received a certificate of the Borrowers with respect to the foregoing and the matters set forth in subsection (D) above; and

                  (F) all legal matters in connection with this Amendment, the Credit Documents and/or the Collateral shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel for the Administrative Agent.

                  SECTION 6. Representations and Warranties. Holdings and the Credit Parties hereby represent and warrant to the Administrative Agent and Banks that after giving effect to this Amendment (including the waivers contained in Section 2 hereof):

                  (A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date); and

                  (B) Holdings and the Credit Parties are in compliance with all the terms and provisions set forth in the Credit Agreement and the other Credit Documents and no Default or Event of Default has occurred or is continuing under the Credit Agreement or will occur upon the effectiveness of this Amendment.

                  SECTION 7. Full Force and Effect. Except as expressly set forth herein, this Amendment does not constitute a waiver or modification of any provision of the Credit Agreement or a waiver of any Default or Event of Default under the Credit Agreement, in either case whether or not known to any of the Agents or the Banks. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof and the Credit Agreement as heretofore amended and as amended by this Amendment are hereby ratified and confirmed. As used in the Credit Agreement, the terms "Credit Agreement," "this Agreement," "herein," "hereafter," "hereto," "hereof," and words of similar import, shall, unless the context otherwise requires, mean the Credit Agreement as amended by this Amendment. References to the terms "Agreement" or "Credit Agreement" appearing in the Exhibits or Schedules to the Credit Agreement shall, unless the context otherwise requires, mean the Credit Agreement as amended by this Amendment.

                  SECTION  8.  Miscellaneous.

                  (A) Should there be a need for further amendments or waivers with respect to the matters addressed herein or any other matters, requests for such amendments or waivers shall be evaluated by the Banks when formally requested, in writing, by the Borrower, and the Banks may deny any such requests for any reason in their sole discretion.

                  (B) This Amendment shall constitute a Credit Document.

                  SECTION 9. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK.

                  SECTION 10. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 11. Expenses. Whether or not this Amendment becomes effective or the transactions contemplated hereby are consummated, each of the Borrowers agrees, on a joint and several basis, to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documentation contemplated hereby, including, but not limited to, the fees and disbursements of counsel for the Administrative Agent.

     SECTION 12. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

                  SECTION  13.  Acknowledgments and Consent

     (A) Each Credit Party hereby acknowledges that Mondel ULC has been sold and is no longer a party to the Credit Agreement.

     (B) Each Guarantor hereby acknowledges that it has read this Amendment and consents to the terms hereof and further confirms and agrees that, notwithstanding the effectiveness of this Amendment, (i) its obligations under its Guarantee shall not be impaired or affected and (ii) such Guarantee is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

     (C) Each Guarantor hereby confirms and acknowledges that it is validly and justly indebted to the Agents and the Banks for the payment of all of the Obligations which it has guaranteed, without offset, defense, cause of action or counterclaim of any kind or nature whatsoever.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first written above.

                                              [signature pages follow]